SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2012

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 19, 2012, the Company repurchased $18.4 million of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”). The Preferred Stock was originally issued and sold by the Company to the United States Department of the Treasury (the ‘Treasury”) under the Treasury’s TARP Capital Purchase Program on December 12, 2008. The Company repurchased 100% of its outstanding Preferred Stock at par, plus accrued dividends of $86,889. The Company repurchased the Preferred Stock without borrowing funds or raising capital through the sale of additional shares to finance the transaction.

In connection with the repurchase, the Company will recognize a non-cash charge of $111,000 in the fourth quarter of 2012 related to the remaining balance of the discount with the original sale of the Preferred Stock and simultaneous issuance to the Treasury of a ten-year warrant. The accelerated warrant accretion will reduce the Company’s net income available to common stockholders by approximately $0.02 per common share (basic and diluted) for the three and twelve month periods ending December 31, 2012.

In addition to fully repaying the government’s investment, the Company has paid a total of $3.8 million in Preferred Stock dividends to the Treasury. On an ongoing basis, the repurchase will eliminate the Company’s annual payment of $920,000 in dividends on these securities and $111,000 in stock warrant accretion, or $0.14 per common share (basic and diluted). After the repurchase of all Preferred Stock, the Company’s current consolidated Tier 1 Leverage Capital Ratio will exceed 10% and its Total Risk Based Capital Ratio will exceed 18%.

The Company intends to negotiate with the Treasury to repurchase the outstanding warrant, subject to regulatory approval. The warrant expires on December 12, 2018. The Treasury currently holds the warrant to purchase a total of 253,666 shares of common stock at a strike price of $10.88 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: December 19, 2012	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer